Exhibit 99.1

Company Contact:	Investor Relations Contact:
Ms. Shelly Zhang, Chief Financial Officer	Mr. Crocker Coulson, President
China BCT Pharmacy Group, Inc.	Email: crocker.coulson@ccgir.com
Email: z_shelly@hotmail.com	Tel: +1-646-213-1915
Tel: (86)-772-363-8318	Website: www.ccgirasia.com
Website: www.china-bct.com

China BCT Reports Strong Second Quarter 2010 Results

● Second quarter 2010 revenue rose 43% year-over-year to $47.5 million
● Second quarter 2010 net income rose 35% year-over-year to $7.1 million, or $0.19 per diluted share

LIUZHOU CITY, GUANGXI PROVINCE, August 16, 2010 – China BCT Pharmacy Group, Inc., (OTC BB: CNBI), ("China BCT" or the “Company”), a leading pharmaceutical distributor, retail pharmacy, and manufacturer of pharmaceutical products in Guangxi Province, China, today announced strong results for the second quarter ended June 30, 2010.

Second Quarter 2010 Highlights

●	Revenue increased 42.8% year-over-year to $47.5 million
●	Gross profit rose 48.1% year-over-year to $12.6 million
●	Operating income grew 49.6% year-over-year to $10.3 million
●	GAAP net income was $7.1 million, or $0.19 per diluted share, compared to $5.3 million, or $0.16 per diluted share, in the year ago quarter
●	Excluding non-cash expenses related to change in the fair value of warrant liabilities, non-GAAP adjusted net income was $7.6 million, or $0.20 per diluted share
●	In May 2010, China BCT announced the successful acquisition of 11 retail pharmacy stores in Laibin City, Xiangzhou County, expanding the Company's pharmacy footprint in Guangxi Province
●	In June 2010, the Company announced further expansion of its retail network across Guangxi with the opening of 12 new retail pharmacy stores
●	Signed an exclusive three-year pharmaceutical distribution contract with Liujiang County Chinese Medicine Hospital, effective July 1, 2010
●	Strengthened corporate governance by appointing Mr. Man Wai Chiu, Mr. Eng Leong Lee and Mr. Simon Choi to its Board as independent directors
●	Launched new corporate and investor relations website at http://www.china-bct.com

“We are very pleased to report strong second quarter financial performance. The expansion of our distribution network in Guangxi Province contributed favorably to our solid 42.8% year-over-year revenue growth this quarter,” commented Mr. Hui Tian Tang, Chairman and Chief Executive Officer of China BCT Pharmacy Group, Inc. “Our exclusive three-year pharmaceutical distribution contract with Liujiang County Chinese Medicine Hospital dovetails well with our strategy of growing revenue while maintaining overall profitability levels. In the second half of 2010, as industry consolidation continues, we will pursue additional acquisition opportunities in China’s fragmented retail pharmacy market. We have a focused growth strategy and we believe our strategic investments will generate substantial returns over time.”

Second Quarter 2010 Results

For the second quarter ended June 30, 2010, revenue increased 42.8% to $47.5 million, as compared to $33.3 million in the same quarter of 2009. The increase in revenue was primarily driven by increased sales contributed from the Company’s newly acquired retail pharmacy and stronger sales from pharmaceutical distribution segments.

In the second quarter of 2010, net sales from the Company’s pharmaceutical distribution segment increased 37.4% year-over-year to $33.3 million, or 70.2% of total revenue.  Higher pharmaceutical distribution sales during the quarter primarily reflects greater sales to hospitals, where a larger quantity and wider range of pharmaceutical products were distributed compared to second quarter 2009.

Net sales from the Company’s retail pharmacy segment grew 68.8% year-over-year to $11.6 million, or 24.5% of total revenue, in the second quarter of 2010.  Approximately $3.4 million of incremental sales from 59 new stores added after June 30, 2009, drove this quarter’s increase in retail pharmacy revenue.  Retail pharmacy same store sales grew 19.3% year-over-year to $8.2 million from $6.8 million in the second quarter of 2009.

Manufacturing pharmacy net sales were $2.5 million, or 5.3% of total revenue, up 20.2% from $2.1 million, or 6.3% of total revenue, for the three months ended June 30, 2009. This growth reflects the Company’s increased marketing efforts to achieve greater sales penetration among its existing distributors.

Gross profit grew 48.1% year-over-year to $12.6 million, up from $8.5 million for the same period of 2009. Gross margin expanded 1.0 percentage point to 26.6%, as compared to 25.6% in the comparable period last year.  The increase in gross margin in the second quarter of 2010 mainly reflects a greater proportion of sales of higher margin products, such as private label products, from the Company’s retail pharmacy segment. Retail pharmacy gross margin rose from 28.4% in second quarter 2009 to 32.1% this quarter.  Pharmacy distribution gross margin held relatively steady at 21.8% in second quarter 2010, compared to 22.3% in the same period last year.  Pharmacy manufacturing gross margin increased 1.9 percentage points from 63.3% in the second quarter of 2009 to 65.2% this quarter, primarily due to a favorable year-over-year change in product mix within the segment.

Operating expenses increased by 41.9% to $2.4 million, compared to $1.7 million in the same period last year. Administrative expenses increased 61.6% to $1.3 million, or 2.8% of revenue, as compared to $0.8 million, or 2.5% of revenue, in the same period of 2009, primarily due to an increase in staff compensation and rental expense for newly opened stores and incremental public company professional fees. Selling expenses rose 31.6% to $1.1 million, compared to $0.8 million in the same period of 2009, due to the Company’s increased sales and marketing activities.

Operating income increased 49.6% to $10.3 million, or 21.6% of revenue, from $6.9 million, or 20.6% of revenue, in the second quarter of 2009.

GAAP net income increased 35.3% to $7.1 million, or $0.19 per diluted share, as compared to $5.3 million, or $0.16 per diluted share, in the second quarter of 2009. Diluted earnings per share were calculated using weighted average shares of 38,471,274 and 32,000,000 for the quarters ended June 30, 2010 and June 30, 2009, respectively.

Adjusted net income, excluding the $0.4 million non-cash expense related to change in the fair value of warrant liabilities, was $7.6 million, or $0.20 per diluted share. There were no comparable adjustments to net income in the second quarter of 2009.

Six Months 2010 Results

Net revenue was $81.5 million in the first half of 2010, up 24.3% from $65.6 million in the first half of 2009. In terms of revenue mix, pharmacy distribution remained the Company’s largest segment in first half 2010 at 69.4% of total sales, compared to 72.8% in the same period last year.  Retail pharmacy represented 25.2% of total Company sales in first half 2010, up from 21.0% in the same period last year.  Pharmacy manufacturing accounted for 5.4% of total sales during first half 2010, compared to 6.2% in the first half of last year.

Gross profit was $21.5 million, or 26.4% of revenue, up 23.7% from $17.4 million, or 26.5% of revenue, in the first half of 2009. Operating income was $16.5 million, or 20.2% of revenue, up 18.8% from $13.9 million, or 21.1% of revenue, in the first half of 2009. Net income increased 10.7% to $11.4 million, or $0.30 per diluted share, compared to $10.3 million, or $0.32 per diluted share, in the first half of 2009. Excluding non-cash expense related to change in the fair value of warrant liabilities, adjusted net income was $12.1 million, or $0.32 per diluted share. There were no comparable adjustments to net income in the first half of 2009.

Financial Condition

As of June 30, 2010, BCT had $16.5 million in cash and cash equivalents and $42.7 million in working capital and a current ratio of 1.9:1. Long-term bank debt was $3.6 million. Shareholders’ equity was $65.2 million on June 30, 2010, up from $53.4 million at the end of 2009.

The Company generated $6.0 million in cash from operating activities for the quarter ended June 30, 2010, compared to cash from operating activities of $6.1 million in the same period in 2009. Cash used in investing activities was $3.7 million, compared to cash used in investing activities of $0.2 million for the same period last year. For the six months ended June 30, 2010, the Company recorded cash payments of approximately $4.3 million for retail store acquisitions. Inventory levels increased quarter-over-quarter as the Company anticipated and prepared for accelerating revenue growth in future quarters.

Business Outlook

“In the first half of 2010, China BCT successfully added 59 pharmaceutical stores to our retail arm and we continue to target acquiring more new pharmacy outlets this year to achieve our goal. In the second half of 2010, we will step up our efforts to establish new exclusive distribution contracts with hospitals in Guangxi. We believe this strategy will help us achieve sustainable growth in profitability over the long term,” said Mr. Tang “We will adopt a selective approach to acquire retail chains, or individual stores, in prime locations and with strong financial track records to further develop our retail pharmacy network into rural areas. We also plan to diversify our manufacturing product portfolio to include trial manufacturing of Compound Diphenoxylate Tablet, an effective treatment for diarrhea. Given its attractive margin and China BCT’s exclusive license to manufacture both the raw material and the drug, we are confident that our manufacturing segment will play a bigger role in the Company’s future revenue and profitability,” he added.

About China BCT

China BCT is engaged in pharmaceutical distribution, pharmacy retailing, and the manufacture of pharmaceuticals products through its subsidiaries Guangxi Liuzhou Baicaotang Medicine Limited, Hefeng Pharmaceutical Co. Limited, and Guangxi Liuzhou Baicaotang Medicine Retail Limited in Guangxi province, China. It operates a large regional retail network in Guangxi province, consisting of 137 directly owned retail stores in Guangxi province and currently over 8,000 products are distributed through the Company’s wholesale distribution network. For more information, please visit www.china-bct.com

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including statements related to anticipated revenue and payback period of the new stores. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this presentation.

Use of Non-GAAP Financial Information

GAAP results for the three and six months ended June 30, 2010 and 2009 include change in fair value of warrant liabilities. To supplement the Company’s condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of these items in this release, which are non-GAAP net income and non-GAAP diluted earnings per share. The Company’s management believes that these non-GAAP measures provide investors with a better understanding of how the results related to the Company’s historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. The adjusted financial information that the Company provides also may differ from the adjusted information provided by other companies. Management believes that these adjusted financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, as these measures provide a consistent method of comparison to historical periods. As a result, the provision of these adjusted measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Adjusted measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the adjusted financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded. A reconciliation of each adjusted measures to the nearest GAAP measure appears in the table below.

China BCT Pharmacy Group, Inc.
RECONCILIATION OF NON-GAAP NET INCOME AND DILUTED EPS

	Three months Ended		Six months Ended
	June 30,		June 30,
US$ - thousands, except per share	2010	2009	2010	2009

Net income	$7,132	$5,271	$11,377	$10,278
- Non-cash adjustment – Change in fair value of warrant liabilities	418	-	707	-
Adjusted net income excluding non-cash item	$7,550	$5,271	$12,083	$10,278

Per diluted share
- Net income per share	$0.19	$0.16	$0.30	$0.32
- Non-cash adjustment per share	$0.01	-	$0.02	-
- Adjusted net income per share	$0.20	$0.16	$0.32	$0.32
Weighted average shares outstanding – '000
-diluted	38,471	32,000	38,295	32,000

-Financial Tables Follow-

 China BCT Pharmacy Group, Inc.
(Formerly named China Baicaotang Medicine Limited)
Consolidated Statements of Income and Comprehensive Income
(Unaudited)
(Stated in US Dollars)

	Three months ended		Six months ended
	June 30		June 30
	2010	2009	2010	2009

Sales revenue	$47,492,718	$33,263,862	$81,521,596	$65,606,254
Cost of sales	34,879,110	24,745,489	60,046,311	48,239,284

Gross profit	12,613,608	8,518,373	21,475,285	17,366,970

Operating expenses
Administrative expenses	1,294,476	800,951	2,936,899	1,797,046
Research and development expenses	-	52,969	-	52,969
Selling expenses	1,059,916	805,304	2,086,435	1,663,990

Total operating expenses	2,354,392	1,659,224	5,023,334	3,514,005

Income from operations	10,259,216	6,859,149	16,451,951	13,852,965

Non-operating income (expense)
Interest income	4,023	8,985	4,142	9,091
Other income	28,667	-	126,707	-
Change in fair value of warrant liabilities	(418,027)	-	(706,810)	-
Other expenses	(1,387)	(6,875)	(40,699)	(9,470)
Finance costs	(264,480)	(262,165)	(477,609)	(558,340)
Total non-operating income (expense)	(651,204)	(260,055)	(1,094,269)	(558,719)

Income before income taxes	9,608,012	6,599,094	15,357,682	13,294,246
Income taxes	(2,475,603)	(1,327,867)	(3,981,108)	(3,016,250)

Net income	7,132,409	5,271,227	11,376,574	10,277,996

Other comprehensive income
Foreign currency translation
adjustments	(25,872)	14,428	(1,334)	(22,564)

Total comprehensive income	$7,106,537	$5,285,655	$11,375,240	$10,255,432

Earnings per share - basic	$0.19	$0.16	$0.30	$0.32

Earnings per share - diluted	$0.19	$0.16	$0.30	$0.32

Weighted average number of shares
outstanding - basic	38,119,340	32,000,000	37,942,936	32,000,000

Weighted average number of shares
outstanding - diluted	38,471,274	32,000,000	38,294,870	32,000,000

China BCT Pharmacy Group, Inc.
(Formerly named China Baicaotang Medicine Limited)
Consolidated Balance Sheets
(Stated in US Dollars)

	June 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)
Assets
Current assets
Cash and cash equivalents	$16,497,408	$13,304,158
Restricted cash	925,537	1,155,779
Accounts receivable, net	47,299,779	35,410,039
Amounts due from related companies	5,494,140	4,275,586
Other receivables, prepayments and deposits	3,864,769	2,526,398
Inventories	13,703,101	8,745,525
Deferred income taxes	28,932	60,164
Total current assets	87,813,666	65,477,649

Property, plant and equipment, net	14,293,662	12,171,689
Goodwill	107,968	107,968
Other intangible assets, net	627,466	660,034
Land use rights, net	13,171,034	13,979,753
Deferred income taxes	696,149	663,699
Total assets	$116,709,945	$93,060,792

China BCT Pharmacy Group, Inc.
(Formerly named China Baicaotang Medicine Limited)
Consolidated Balance Sheets (Cont’d)
 (Stated in US Dollars)

	June 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)
Liabilities and Stockholders’ Equity
Liabilities
Accounts payable	$30,195,846	$21,398,816
Other payables and accrued expenses	2,056,151	3,194,612
Amounts due to directors	696,294	1,008,111
Amounts due to related companies	65,108	128,579
Income tax payable	2,586,324	562,603
Secured bank loans	9,279,808	7,136,069
Other loans	152,157	2,361,258
Retirement benefit costs	46,939	59,158
Total current liabilities	45,078,627	35,849,206

Secured long-term bank loans	3,603,589	3,631,957
Warrant liabilities	2,562,229	-
Retirement benefit costs	226,515	201,320
Total liabilities	51,470,960	39,682,483

Commitments and contingencies

Stockholders’ Equity
Common stock: par value $0.001 per share; 100,000,000 shares authorized; 38,119,340 and 37,089,370 shares issued and outstanding as of June 30, 2010 and December 31, 2009, respectively	38,119	37,089
Additional paid-in capital	15,405,305	14,920,899
Statutory and other reserves	2,605,901	2,605,901
Accumulated other comprehensive income	2,108,936	2,110,270
Retained earnings	45,080,724	33,704,150
Total Stockholders’ Equity	65,238,985	53,378,309
Total Liabilities and Stockholders’ Equity	$116,709,945	$93,060,792

China BCT Pharmacy Group, Inc.
 (Formerly named China Baicaotang Medicine Limited)
Consolidated Statements of Cash Flows
Unaudited)
(Stated in US Dollars)

	Six months ended June 30
	2010	2009

Cash flows from operating activities :
Net income	$11,376,574	$10,277,996
Adjustments to reconcile net income to net cash
provided by operating activities :
Depreciation and amortization	574,981	561,730
Deferred income taxes	(1,218)	(10,383)
Gain on sale of land use right	(44,919)	-
Loss on sale of property, plant and equipment	-	306
Change in fair value of warrant liabilities	706,810	-
Share-based compensation expense	25,717	-
Changes in operating assets and liabilities, net of effects of acquisitions of retail stores :
Accounts receivable	(11,889,740)	(5,150,170)
Bills receivables	-	(10,722)
Other receivables, prepayments and deposits	(1,338,371)	(1,912,147)
Inventories	(3,116,638)	(2,675,366)
Accounts payable	8,797,030	3,455,277
Other payables and accrued expenses	(1,138,461)	2,034,756
Retirement benefit costs	12,976	-
Income tax payable	2,023,721	(503,341)
Total adjustments	(5,388,112)	(4,210,060)
Net cash flows provided by operating activities	$5,988,462	$6,067,936

China BCT Pharmacy Group, Inc.
(Formerly named China Baicaotang Medicine Limited)
Consolidated Statements of Cash Flows (Cont’d)
(Unaudited)
(Stated in US Dollars)

	Six months ended June 30
	2010	2009

Cash flows from investing activities :
Acquisition of property, plant and equipment	$(70,183)	$(201,509)
Payments to acquire retail stores	(4,278,998)	-
Proceeds from sale of property, plant and equipment	-	407
Proceeds from sale of land use right	697,495	-
Net cash flows used in investing activities	(3,651,686)	(201,102)

Cash flows from financing activities :
Advance/repayment activities with related companies, net	(1,133,858)	1,841,271
Proceeds received from private placement	2,315,138	-
Change in restricted cash	230,242	(4,621,471)
Repayments to directors	(311,817)	(161,077)
Proceeds from bank loans	6,865,560	8,781,340
Repayments of bank loans	(4,750,189)	(7,406,618)
Proceeds from other loans	35,208	-
Repayments of other loans	(2,392,476)	(511,210)
Net cash flows provided by (used in) financing activities	857,808	(2,077,765)

Effect of foreign currency translation on cash and cash equivalents	(1,334)	(4,293)

Net increase in cash and cash equivalents	3,193,250	3,784,776

Cash and cash equivalents - beginning of period	13,304,158	1,265,184

Cash and cash equivalents - end of period	$16,497,408	$5,049,960

Supplemental disclosures for cash flow information :
Cash paid for :
Interest	$485,932	$542,612
Income taxes	$1,958,606	$3,530,288